Exhibit 99


                                NIKE, Inc.
                  Q105 Earnings Release Conference Call
                       Moderator: Pamela Catlett
                            September 20, 2004
                              9:00 am CT

Operator: Thank you for standing by. And good day and welcome to the Nike first quarter 2005 earnings conference call. Today's call is being recorded.

At this time for opening remarks and introductions, I will be turning the call over to Ms. Pamela Catlett, Vice President of Investor
Relations.  Ms. Catlett, please go ahead.

Pamela Catlett: Thank you, good morning everyone. We're pleased you're joining us this morning to discuss Nike's fiscal 2005 first quarter results. We're reporting to you today from the Oregon Convention Center where we'll host our annual meeting of shareholders later this morning.

For those of you who need to reference our release you'll find it on our Web site, www.nikebiz.com. You'll also find expanded information on the Web site about some of the highlights we'll be discussing today.

Participants in today's call are Charlie Denson and Mark Parker, Presidents of the Nike Brand; and Don Blair, Nike's Chief Financial Officer.

Each of today's participants will provide brief prepared remarks, which will also be available on our Web site immediately following the call.

Before I turn it over to Don, I'd like to remind you that on this call, we're going to make forward-looking statements based on our current expectations. And those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports we filed with the SEC including Forms 8-K and 10-Q. Some forward-looking statements concerns future orders that are not necessarily indicative of total revenues for subsequent periods due to cancellations and a mix of futures and at once orders, which may vary significant from quarter-to-quarter.

In addition, it's important to remember a significant portion of our business including equipment, most of Nike retail, Nike golf, Converse, Cole Haan, Bauer and Hurley are not included in these futures numbers.

Finally, during this conference call we may discuss non GAAP financial measures. The presentation of comparable GAAP measures and quantitative reconciliations can also be found at Nike's Web site.

In this call, we may also discuss non-public financial and statistical information, which is also available on our site.

Now, here's Don.

Don Blair: Thanks, Pam. Our business momentum continued in the first quarter of fiscal 2005 as virtually every component of our global business portfolio performed well in the quarter. Our revenues grew 18 percent for the quarter, to a record $3.6 billion. Changes in foreign currency exchange rates accounted for about three points of growth, while the acquisition of Converse added another four points to consolidated revenue growth for the quarter. The impact of the Starter acquisition on our quarterly results was negligible.

We also delivered record profits in the first quarter, as our diluted earnings per share were $1.21 up 23 percent versus fiscal 2004. The acquisition of Converse accounted for about nine points of our consolidated earnings per share growth. For the quarter, our consolidated gross margin was 44-and-a-half percent, up 1.5 points versus last year's first quarter. Currency changes accounted for about
1.3 points of the improvement. As we expected our SG&A spending was fairly heavy in the quarter, largely as a result of demand creation investments around the summer's global sporting events. Futures orders for the next five months grew about 10 percent in real dollar terms.

Excluding the impact of currency changes, futures orders increased 9.2 percent, essentially inline with the growth we reported last quarter.
In the first quarter of fiscal 2005, we also continued to manage our shareholder's capital effectively. Our return on invested capital was 22 percent. And we delivered $308 million of free cash flow from operations. I should note, that since free cash flow from operations is a non GAAP term, we've posted the reconciliation on our Web site.

We also delivered a lot of cash to shareholders during the quarter. We repurchased $155 million of our own stock, and we paid out $53 million in dividends. So those are the headlines. Now let's dig in to some of the details.

In our European region which includes the Middle East and Africa, revenues grew 14 percent in Q1 with about five points of the growth coming from more favorable exchange rates. Footwear revenues grew 12 percent, apparel revenues advanced 20 percent, and equipment revenues were up seven percent. Revenue for the quarter was somewhat better than we expected, as some orders that would normally have been delivered in September moved into August.

Footwear revenue growth for the quarter benefited from strong sales in the U.K., Italy, and the emerging markets of central Europe, Turkey, Russia and Greece, partially offset by weaker results in France, Germany and Iberia. As a result of the timing issues I mentioned earlier, we're not ready to call a change in our footwear revenue trend yet, from the low to mid single digit constant dollar growth rate we've seen over the last few quarters.

European apparel sales also benefited from the summer sporting events, as well as new kit launches for Arsenal and Manchester United. Our gross margins in Europe expanded 180 basis points for the quarter, accounting for 60 basis points of our consolidated margin improvement. As we indicated earlier, in fiscal 2005, we will be investing in the product value equation in Europe, partially offsetting the gross margin benefits of better foreign exchange rates.

Reported first quarter pretax income for the European region was $246 million, an increase of 21 percent versus fiscal 2004. In the Asia Pacific region, revenues increased 17 percent in the first quarter. About five points of the increase came from stronger currencies in the region. Footwear reported eight percent growth, while apparel grew 31 percent, and equipment advanced 21 percent. Revenues in China nearly doubled, while Japan posted another quarter of double digit growth.

For the quarter, Asia Pacific gross margin advanced 230 basis points, accounting for 30 basis points of the consolidated gross margin improvement. Reported pre tax income for the quarter, fell 17 percent to $63 million, as SG&A spending increased over 50 percent as we had planned.

Investments and demand creation for the Olympics in China, as well as the implementation of new supply chain systems in Japan and Southeast Asia drove the year-over-year increase in SG&A. The America's region performed pretty much as expected in the first quarter. Local currency revenues grew 10 percent in the quarter, but weaker currencies in the region reduced reported revenue growth to seven percent. Gross margin fell 170 basis points in the quarter, reducing Nike Inc, consolidated gross margins by about 10 basis points. Lower gross margins combined with heavy demand creation investments drove reported pre tax income to $21 million for the quarter, down 15 percent versus the prior year.

In the U.S., we began fiscal 2005 with a banner quarter, as revenues advanced over 12 percent, driven by strong growth across a number of wholesale accounts. Footwear revenues grew 12 percent, apparel increased 13 percent, and equipment grew 11 percent. Comparable store sales for Niketown stores grew nine percent in the first quarter, reflecting the strength of the brand. And U.S. futures orders rose over 11 percent versus the year ago period.

Gross margins in the U.S. advanced 50 basis points for the quarter, driving 20 basis points of our consolidated gross margin improvement. Most of the improvement came from footwear through a combination of inline margins and fewer, more profitable close-outs. Higher revenues and gross margins were partially offset by heavier demand creation investments in the U.S., bringing pre tax reported profits to $322 million, up 10 percent versus last year's quarter. Operating overhead in the U.S. region grew less than three percent.

For the quarter, revenues from our other businesses grew 64 percent, to $435 million. The acquisition of Converse accounted for about three-quarters of that growth. Cole Haan had another stellar quarter, as revenues advanced 30 percent. Our other businesses earned $40 million of pretax profit driven primarily by the acquisition of Converse, and robust profit growth at Cole Haan.

Consolidated SG&A spending for Nike, Inc, grew 23 percent in the quarter, driven by a 44 percent increase in demand creation and an 11 percent increase in operating overhead. For total SG&A, changes in exchange rates accounted for two points of that growth. And the addition of Converse accounted for about three points of the increase. The increase in demand creation spending was the expected result of our investments in advertising behind the summer's global sporting events, higher endorsement expenses, and retail development programs. In addition to the impacts of foreign exchange and the Converse acquisition, the increase in operating overhead reflected investments in Nike retail stores and in Asia, including the supply chain system's implementation in Japan and Southeast Asia.

Other expense for the first quarter was $2 million, down $24 million in the prior year. The largest factor in the improvement was lower foreign currency losses primarily from hedging. The net effect of the improvement in foreign currency losses and the favorable translation of foreign currency denominated profits was $22 million of additional pretax income for the quarter.

Our effective tax rate for the quarter was 35.4 percent, consistent with our current estimate for the full year. This rate is 60 basis points above the rate for all of last year, due largely to the expiration of R&D tax credit legislation. The strength of our balance sheet continued to be a highlight at the end of the first quarter as well. Our balance of cash, cash equivalents and short term investments totaled $1.3 billion, well in excess of debt balances.

As of August 31st, worldwide inventories were 11 percent higher than a year ago. The acquisition of Converse and currency changes together accounted for about seven points of growth. Inventory in the U.S. fell nine percent. At the end of the quarter, accounts receivable were six percent higher than the prior year. Stronger foreign currencies and the acquisition of Converse together accounted for all of that growth.

Our expectations for fiscal 2005 remain broadly consistent with the point of view we discussed last quarter. We're targeting high single digit revenue growth for the full year, as we've now passed the anniversary of the Converse acquisition and we will begin to compare against stronger numbers in the second half of fiscal 2004.

As we've indicated earlier, we expect that better foreign exchange hedge rates will enable us to be more competitive in Europe and Asia, as well as grow our overall gross margin percentage for the year. The increase in gross margin should be slightly greater in the second and third quarters when the year-over-year improvements in hedge rates will be most significant. The smallest year-over-year gross margin growth should be in Q4, as we we're already experiencing better foreign exchange rates in the fourth quarter of fiscal 2004.

We're now planning SG&A spending for fiscal 2005 in the same range as last year, which was just over 30 percent of revenue. The high level of spending growth in the first quarter will be largely offset in the fourth quarter, due to the timing of demand creation spending.

So in summary we're very pleased with the quarter, and feel we're in a great position to deliver on our goals for the year.

So with that, I'll turn the floor over to Mr. Mark Parker, President of the Nike brand.

Mark Parker: Thanks, Don and good morning everyone. For the past year, I've been talking to you about the Nike speed initiative and the impact we expected it would have on our business and our brand. Now that we're winding down on the summer of speed, and readying new campaigns this fall, I'd like to take a quick look back on a few highlights.

We took the concept of Speed across sports, and regions, and spanned athletic events from Euro Champs to Copa America, the Tour de France, the Olympics, and most recently the U.S. Open Tennis Tournament. It was the largest global integrated brand initiative in our history, involving many of our top athletes including Lance Armstrong, Serena Williams, Olympic gold medalists like Hicham El Guerrouj and Justin Gatlin just to name a few. And it features our most innovative footwear like the Zoom Miler, and the Monsterfly, advanced apparel like the Swift
Spin and Swift Suit, and design forward-equipment, like the MP3 Run.
By almost any metric, the campaign was a tremendous success, and has given the brand additional heat, and the business strong momentum as we move further into the fiscal year. Olympic years have always represented an excellent international platform and a positive boost for our business. Since the Sidney games in 2000, Nike revenues have grown 35 percent.

But our approach to the summer of 2004 was different from years past. Instead of focusing on one three-week period, we created a brand initiative that spanned the entire summer. Instead of focusing on one international competition, we wove the common theme of Speed through major sporting events in five continents. And in addition to creating cutting-edge performance products for world class athletes, we brought to market both performance and performance-inspired training and active wear linked with these international sporting events.

For example, when El Guerrouj captured the gold in the 1500 and 5,000 meter races in the Nike Zoom Miler, not only was the innovative spike available in running specialty shops for competitive runners, we also brought Air Zoom Miler training shoes, and Street Miler active life shoes to broader retail distribution.

We've seen solid sell through on the Air Zoom Miler and Street Miler for both the men and women. It's an example of the synergy we can create as we deliver solid performance product innovation, while driving our active life business.

From an apparel standpoint, Nike Swift technology made an impressive showing in a number of sports, including multi gold level performances in track and field, swimming, cycling and rowing. But again, the bigger story here is what we're bringing to apparel and to retail that delivers the benefits of Swift technology, along with a distinctive aesthetic to a broader market. As Don reported, apparel revenues and real dollars grew by 17 percent in quarter one, compared to quarter one last year, results driven in part by the Summer of Speed, that not only fueled the business, but also the brand.

You could not have missed Serena Williams or her Nike designed outfit at the U.S. Open featuring performance denim and cooling sphere and mesh designs. In fact, Maria Sharapova, Lleyton Hewitt and Roger Federer also wore Nike's most innovative tennis products, and the buzz generated on the court translated in to strong sales at retail.

Through Speed and other initiatives, we're aligning better than ever behind our key athlete, team and federation partnerships to capitalize on opportunities. By creating comprehensive brand and product plans for our top partnerships, we are investing in the brand, and driving solid business growth. We're seeing growth and strength in our footwear categories, such as running, basketball, soccer and training so our foundation is strong. I'm very pleased to see a more balanced support portfolio with healthy sell-throughs across our sport and active life categories. In fact, we're seeing strong results across all major channels of distribution for back-to-school.

As we expected, female consumers have embraced the new Shox for Her concept and product. NPD reported in July that the Nike Shox Energia was a top training shoe in the industry. And the Bella running shoe, and Allegria walking shoe also have very strong sell-throughs.

Nike Impax footwear is another back-to-school success story, popular with consumers at a more accessible price point. And then, finally, in footwear, the Jordan brand continues to be strong in the sport, active and retro side of the business.

On the apparel side, branded athletic apparel has some strong momentum. We're seeing rapidly increasing acceptance by consumers for performance fabrics like those used in the Nike Pro line, as well as Dri Fit technology in Nike Golf apparel. Consumers also continue to embrace our Sphere technology with innovative products such as the company's Sphere Dry Woven jacket, and Sphere Dry Woven pant being two products in particularly high demand this quarter.

These and other products contributed to an overall robust back-to-school season for Nike that is driving healthy futures orders for Spring '05. In addition, I see continued momentum in the higher average price-per-pair trend. In the coming months, we've capitalized on the brand heat we generated during the Summer of Speed. In the U.S. we're underway with our fall football brand initiative that centers on Michael Vick and the much anticipated Air Zoom Vick II that we deliver to the market next week.

On the college front, roughly 80 percent of the top 25 college programs in the country, take to the field each Saturday in Nike Team Sports licensed apparel. And we continue to innovate with uniforms that are 25 percent lighter with stronger fabrications and improved ventilation.

In Europe, soccer takes to the pitch once again in the European leagues as they heat up this fall. Nike continues to build brand equity and Team Sports apparel sales with the world's top clubs including Manchester United, Juventus and Arsenal. The launch of the integrated Total 90 apparel collection is driving strong sales and retail impact in Europe and around the world.

Before I turn things over to Charlie Denson I'd like to touch briefly on the phenomenal worldwide reaction to the Wear Yellow campaign, featuring the LiveStrong yellow wrist bands. In late May Nike set out to honor Lance Armstrong, not only a great athlete, but at the time going for his sixth win on the Tour de France. But also, he is an inspiration to millions who have overcome adversity. As a celebration and a tribute to Lance, Nike donated one million to the Lance Armstrong Foundation and created the efforts to raise an additional $5 million to the sale of $1 yellow wrist bands. The wrist bands were stamped with Lance's mantra "LiveStrong," now a global icon of support for those living with cancer. We're thrilled to report that over 12 million wrist bands have been sold to date. Because of these fundraising efforts, the Lance Armstrong Foundation continues in their pursuit of helping cancer survivors and their families LiveStrong. The yellow wrist band has become a cultural phenomenon generating tremendous public awareness for Lance's foundation, and the excellent work it does. And we're very proud to be involved with Lance, both on a professional and personal level.

With that, I'll turn it over to Charlie Denson.

Charlie Denson: Thanks, Mark. And thank you all for joining us today. Well, if you've heard we've reported a strong first quarter performance. Not only is it a great start for our fiscal year, it's traditionally one of our larger quarters, and critical in delivering the targeted results we've talked about on an annual basis.

From my perspective, today's results illustrated three vital components to our future success. First, it reflects an ability to manage our portfolio, aligning and driving key components of our business, balancing our strengths ad weaknesses, in order to deliver consistent revenue and earnings growth over the long term.

Second, the things Mark has just reviewed, our ability to execution brand building initiatives and brand management strategies in a very diverse and complete global market place. And third, our continued investment in both our core infrastructure and our future growth opportunities.

For the last nine months, we've pointed towards what we've affectionately called our Summer of Sport, speaking to both our global and regional plans for creating the connectivity between the brand and our consumer. We've talked about aligning all of our tools to achieve optimal results. And now, we are seeing the benefits of plans well executed. Overall, the portfolio performed very well. Our USA business is a great example of that alignment really paying off. From product, marketing, retail and sales, the U.S. business is now hitting on all cylinders. You see it in the numbers we're reporting, but you feel it from the energy and excitement consumers and customers are expressing for our brand and indicated for our Futures numbers.

Europe was another big benefactor of this summer's sporting events, with a very strong first quarter performance. We're still seeing some softness overall in the western European markets in our futures orders, primarily from France and Germany. We continue to invest aggressively in Asia, and feel very good about our growth and brand position throughout the Asia Pacific region, and our business in South America remains stable. We can also talk about diversity and the increasing contribution by other parts of the portfolio, like Converse, and Cole Haan, with both companies turning in very strong quarterly performance.


Nike speed initiative is a global concept that has been executed in every market in which we do business. Brand efforts like this are major investments in the long-term health of the Nike brand, and are a great example of brand building. Mark filled you in on the details of its success as a campaign, and we talked to you about it throughout fiscal 2004. We are also improving our ability to manage the brand and it's profitability. As most of you are aware, there is no quicker way to damage or weaken a brand, than to over-inventory a market place, compromising value and eroding consumer confidence.

Our inventories continue to operate at healthy levels as we do a good job managing most of the marketplaces around the world. We're seeing the same for most retailers as well. Profitability is back in vogue in the athletic footwear and apparel industry. Our ability to execute global concepts like Speed, are indicative of what we must continue to do to increase our market share in the more developed markets and create market expansion in the emerging economies. What separates us from our competition is our ability to execute a global initiative, as well as a locally relevant one, like Euro Champs, the Tour de France, Copa America, as well as a global event like the Olympics, all of these adding to the consumer relationships that we continue to build worldwide.

Most of the time, when we talk about investments, we usually end up recruiting our demand creation spending, or our supply chain spending, and justifiably so as they are substantial. But we're investing in more than just the high profile examples you're used to seeing from us. I'd like to touch on a few other areas of investment that are helping us generate the sustainable performance that we've been delivering.

One aspect of our investment strategy deals with the ever-changing retail environment, and our brand presence within it. Over the past several years, we've invested heavily to improve our location and presentation at retail. Since 2001, we have installed hundreds of inline Nike presentations all over the world. Some are corporate owned. Some are franchised. But most are in partnerships with local retailers. These investments have a significant impact on our concept communication, our brand and product messaging, the consumer experience, and ultimately our overall profitability. We've also strengthened our relationships with retail partners, who's own business performance has benefited from these investments.

As all of you know, we've invested heavily in infrastructure, our supply chain, facilities and distributions. All of these areas have been integral in supporting our business model around the world. Things like the expansion of our European distribution center, warehouse, and distribution facilities in Korea or Japan. And of course, our IT infrastructure that has taken a large piece of the risk out of designing, developing, and building a product line, that is recreated every 90 days with over 10,000 new products.

The investments that were made in the last several years are now serving us well. We will continue to invest in this infrastructure, to increase productivity capabilities in our existing markets, as well as maintain our leadership position in new and emerging markets, places like China, Russia, Brazil and India. These markets represent some of our growth engines in the future years.

Finally, I'd like to wrap up with a discussion of our growth portfolio of businesses and brands. As you are all aware in August, we completed the acquisition of Starter brands and formed a new subsidiary the Exeter Brands Group. The purpose of this acquisition in addition to the incremental revenue and profit will allow us to expand our distribution in to the value channel, a large and growing market, and one in which we have not participated. This addition to our portfolio enables us to gain experience in the value segment with an established and reputable brand name, and serves as a platform for further development of this space. Starter is a perfect example of our commitment to build and diversify our portfolio, by adding established leading brands in strategic market segments, while preserving the integrity of Nike as a premium brand.

In fiscal year 2004, Converse, which we acquired just over a year ago, Cole Haan, Hurley and Bauer, along with Nike Golf contributed $1.4 billion to our total Nike, Inc. revenues, and $75 million to our pretax income. For the first quarter of '05, these businesses contributed 435 million in revenue, a 64 percent increase from the first quarter of '04, and $40 million in pre tax income. The point is this group of brands is collectively accounting for a more meaningful portion of our overall results and is showing the potential to contribute significantly to our performance in the coming years.

We were recently touted in a major U.S. business application as the "new Nike" with a higher level of discipline. It was a very positive article acknowledging some of our current successes, but I have to say I don't like the word discipline, it sounds like punishment. And maybe retrospectively we deserve to be categorized that way. But I think it's more than that. It's a commitment to being a better company, a company who's goal is to be considered one of the best managed companies in the world, a company that is committed to its shareholders, it's employees, and the communities we all live in. A company that realizes its only judge is the consumers who purchase our products. And finally, a company that feels it can get better at all of the above. If that's what you define as discipline so be it. We like to think of it as the way we approach the business.

So as I conclude, I'd just like to reiterate about how excited we are about our continued momentum early on in fiscal 2005. Over the remainder of the year, rest assured we will continue to reach consumers with exciting, innovating products, and be part of many of the amazing athlete performances that are sure to come. But most importantly, we will continue to execute our strategies, invest with an eye on the future, and our profitable growth. Thanks again for participating today. Now we'll open it up to questions.

Operator: If you would like to ask a question, please press the star key followed by the digit one on your touchtone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again if you would like to ask a question, please press star one at this time. We'll pause for just a moment to give everyone an opportunity to signal.

Our first question comes from Virginia Genereux with Merrill Lynch.

Virginia Genereux: Thank you. And Pam, are we - is it one or two today?

Pam Catlett:  Two. How about two today.

Virginia Genereux: All right. Good. Thank you. First, if I may, Converse has obviously been just a great business for you guys, a strong grower and very accretive this quarter. Can you talk on maybe how much bigger you guys think that business can get? Is international driving a lot of that as we look out a little bit here?

Don Blair: Well Virginia, you know that we don't give predictions on that sort of thing, but your opening comment is absolutely on the money. We're delighted with the performance we've seen out of Converse so far. A lot of the growth is coming from international, but also a lot domestically. And as you probably know, most of the business outside of the U.S. is actually a licensed business. So we don't see a lot of the revenue flow through on that. We definitely see a bottom line flow through on it. So we're growing both in the U.S. and internationally. We are extremely excited about the prospects for Converse, but I wouldn't want to put a figure on that at this point.

Virginia Genereux: Thanks. And then, secondly, if I may, you guys have done a great job, always with this, but the U.S. business is going so well. Charlie, you talked a little bit, if maybe you can elaborate on how do you sort of continue to control the distribution and the differentiation by retailer, to make sure that, I don't know, that the Shox doesn't get too hot out there. How do you guys do that nowadays, and how are the systems helping you?

Charlie Denson: Well I think, a couple of things Virginia, I think, one of the things that we've been through over the last couple of years, and we've talked about it extensively is just our overall distribution strategy in the U.S. And I would say today, that we're probably as well balanced across the U.S. in the different channels that we participate in as we've been for quite some time.

The other thing is our inventory management. And as Don eluded to earlier, the U.S. inventories are down year-on-year, even against a pretty impressive quarterly performance on the revenue line. So we're just getting better and more disciplined at managing the marketplace and doing a better job. I think the idea is not to totally differentiate all of the retailers. I think, what we're trying to do is strive for the best retail experience for consumers across the channel landscape. And continue to support the people that are investing in those things.

Virginia Genereux:  Thanks, and great job.

Charlie Denson:  Thank you.

Pam Catlett:  Thanks, Virginia.

Operator:  Our next question comes from Bob Drubl with Lehman Brothers.

Bob Drubl:  Hi, good morning.

Pam Catlett:  Hi, Bob.

Bob Drubl: Two questions. The first one, within the U.S. number, can you give us an idea of how foot action played a role within that number, and sort of where your business is with Foot Action at this point in time?

Don Blair: Well between - sorry I'm on the last question here. Between Foot Locker and Foot Action, Bob, if you look at a year-over-year comparison of the two accounts together, there's a couple of points out of that 12. So one of the things, I think, was very encouraging for us was just how broad based the support was in the U.S. from a whole variety of accounts. So this was not just a Foot Locker, Foot Action story.

Bob Drubl: OK. And then, within the European comments that you made, that you mentioned the U.K. was a better market for you. Is it fair to say that that market has turned and, you know, there's some improvements around the market there? Or can you maybe elaborate a little bit more on some of the trends, there?

Charlie Denson: Yes, Bob, this is Charlie. The U.K. had a fantastic first quarter. We're not extrapolating that over the balance of the year. I'm reluctant to sit here and say that the U.K. market is completely turned and headed back in a positive direction. However I do believe that it is certainly stabilized. We're continuing to see some shake out and consolidation in the marketplace. And we think that, you know, through using some of the same strategies that we've implemented in places like the U.S. that that market will continue to grow and expand on a long-term basis. And we feel pretty confident, that over the next couple of quarters, we'll start to see some indicators that point towards that. But we're not by any means in a position where we feel like things have turned around, and are back on track.

Bob Drubl:  Great, thank you.

Operator:  Our next question comes from Margaret Mager with Goldman
Sachs.

Margaret Mager: Hi, Margaret Mager. Let's see. A couple of questions here. First of all, with regard to the gross margin, it's been coming in way ahead of our expectations for quite some time now. When you look out over the balance of this year, and beyond, could you talk about what do you see as the biggest pieces that can continue to move the gross margins upward?

And then, I'd also like to hear about your forecasting, and how you've improve that, so that you have, you know, better control over your business. So if you could talk about any sort of insight on your forecasting methodology and how it relates to your futures orders, thanks.

Don Blair: OK. To address the question on gross margin first, Margaret. As you know, over the last several years, we've talked about a lot of the things that have driven the gross margin performance. One of the factors, certainly, has been the improvements we've made in our supply chain, which has resulted in lower supply chain costs, as well as an improved position on close outs, which definitely has a positive benefit on gross margin. And I think in that space, we certainly believe that we can make continuous improvement in supply chain costs, and we still have some room to continue to get better at that, although we've made a lot of progress.

And as far as the close out position is concerned, you know, as Charlie indicated, our inventories in the U.S. are extremely clean. We think there's still, probably still some opportunities to get to those levels outside the U.S. So we think there's some improvement possibilities there.

A second area we've seen a lot of improvement over the last few years has been in the product cost area. There's been a lot of initiatives both in the footwear, apparel, and equipment space, to improve product costs. And, you know, those efforts are ongoing. And we think there's going to be continuation and benefit there.

A third area that we've talked about is gross to net management, which is making sure that the leakages in the supply chain with respect to the customers, things like charges, and claims, that we continue to work that beat. And we've had a lot of success there, and again, we feel that there's some more to go.

The last area I talk about is foreign exchange. And there are definitely some benefits we've seen over the last couple of years, as we the euro has strengthened. With respect to this year, as we said earlier, we think the second and third quarters we're going to continue to get a little bit more benefit out of that, but over the course of the year, that benefit is going to start to narrow as the overlap versus last year's exchange rate starts to get closer.

So, you know, those are really the major items. And I'd say on the operating side, we're continuing to work all of those areas. And we think there's more things to be delivered.

Charlie Denson: Hey, Margaret I'll just add one comment to that. Which as you can tell, I mean I think we're fine tuning, and we're getting much better at fine tuning our ability to drive march and performance. But probably the biggest single factor that's probably more of an intangible is just where the brand is and the demand that we create.
And that certainly drives gross margin expansion as well as all of the other fine tuning efforts that we are continuing to get better at. So if you continue to measure the brand strength, you can pretty much track gross margin performance against brand strength as well.

Margaret Mager: OK. And then, I was asking about forecasting, and if there's any insight, you can give to us in terms of how you plan the business going forward so that you, you know, maintain good control over your results, your inventory et cetera?

Don Blair: Well, you know, part of the benefit, Margaret on forecasting is that as the supply chain gets tighter, you don't have to make as many guesses. You know, and one of the things that we talked about with respect to footwear particularly is that we used to do a lot more blind buying, where we had to actually start production prior to having our futures orders in hand. And one of the benefits of our new supply chain system is that it's really cut down significantly on the amount of purchasing we have to do outside the futures window.

Having said that, working with our customers, and making sure that we have good estimates for each season, and making sure that we merchandise the line appropriately, and then buy with discipline as Charlie said. I know he doesn't like the word, but making sure that we are maintaining a pull model in the marketplace and not trying to push product in when the demand is not there, that's really one of the things that helps keep your inventories clean, keeps the margins up, and lets you forecast more consistently.

Margaret Mager: OK. That's all very helpful, thanks. And another great quarter and we're looking forward to Asia, so thanks to Pam for planning that trip. And last comment, I love these earnings reports in the morning.

Pam Catlett:  Yes.

Margaret Mager:  If you could do that again, that would be great.
Thanks.

Pam Catlett:  Don't we sound a little sleepy?

Margaret Mager: No, you sound wonderful. I'm sure you've been out for a five mile run already.

Pam Catlett:  That's true.  All right, thanks, Margaret.

Margaret Mager:  Bye-bye.

Operator: Our next question comes from Dennis Rosenberg with Credit Suisse First Boston.

Dennis Rosenberg:  Good morning, hi, guys.

Pam Catlett:  Hi, Dennis.

Don Blair:  Hi, Dennis.

Dennis Rosenberg: On the timing issues in Europe, last year's first quarter has a real big benefit from a shift out of the second quarter. And you said you had some benefit this year from a shift from September in to August. Could you give us an idea as to the order or magnitude of the benefit this year versus last year? And how we should look at the second quarter because of that shift?

Don Blair:  It was about a couple of points of growth, Dennis.

Dennis Rosenberg:  OK and last year was a lot bigger than that, right?

Don Blair: Yes, that's a year-over-year difference. No, no, it's a year-over-year benefit to this year's couple of points.

Dennis Rosenberg:  So is last year's shift a permanent shift?

Don Blair: No. I think what you may be thinking about is you may be thinking about the year we went live with supply chain which was two years ago.

Dennis Rosenberg: OK. And the comments on the gross margin, in the second and third quarter, you said they would be slightly - it would be a slightly bigger increase in the gross margin, is that relative to the full year, or relative to what you did in the first quarter?

Don Blair: The year-over-year improvement in the second and third, should be larger than what we saw in the first quarter.

Dennis Rosenberg: OK. Great. And I want to second Margaret's comments about these morning calls.

Pam Catlett:  All right.

Dennis Rosenberg:  Thank you.

Pam Catlett:  Let's pace ourselves here.

Operator:  Our next question comes John Shanley with Susquehanna
Financial Group.

John Shanley:  Thanks, good morning guys.

Don Blair:  Good morning.

John Shanley: Charlie, we seem very bullish, and probably rightly so on the acquisition of the Starter business. Can you give us an indication of longer term how big this particular operation may be? And is there implications for the Starter type merchandise going in to markets, other than the United States?

Charlie Denson: Yes, John, I mean I'm not - it's early in the game to make any even remote projections on what, you know, what the opportunities are long-term as far as size. I'm not sure we'd do that even if we did have a firm grasp of it. But I mean we're very excited about this, because it gives us an opportunity to, as I said in the prepared comments, continue to expand our reach from a distribution standpoint, as one benefit, but certainly the other benefit is it takes some of the pressure off Nike and even Converse to some degree and participation of some of the different opportunities that we have at retail. So that is very excited for us. And, you know, again, it continues to build the overall portfolio against the opportunities in the marketplace.

John Shanley: And is there an opportunity outside the U.S. for that type of product?

Charlie Denson: We are still too early in the process to say, but we would certainly, you know, we are entertaining that as a possibility. I wouldn't be in a position today to tell you that there are those types of opportunities. But we're going to look at that as a global brand opportunity.

John Shanley: OK. Fair enough. Then the other question I had was on the European sales. It was very helpful to get the comments on the individual countries. Charlie, can you give us an indication if we looked at it in a bigger geographic area, is the business growing more rapidly in Eastern Europe, and the Middle East, than it may be in Western Europe? I mean is it becoming a much more important component of the European sales overall?

Charlie Denson: Yes, no question, which has been pretty consistent with our releases over the last several quarters. Essentially Europe continues to be a great marketplace for us as we expand both distribution and market penetration in the central, and now including Russia. So this is the first quarter that we've actually reported direct Russian results. It's another market that we are new in from an owned operated standpoint. And we're excited about the future from Central and Eastern Europe.

John Shanley:  How about the Middle East?

Charlie Denson: The Middle East is still hit and miss. We've got a couple of countries that are doing well, but it's still not a significant portion even of the European business. OK.

John Shanley:  OK.  Fair enough, thanks a lot.  I appreciate it.

Don Blair:  Thanks, John.

Operator:  Our next question comes from Noelle Grainger with JP Morgan.

Noelle Grainger:  Hi, good morning.

Pam Catlett:  Good morning.

Don Blair:  Good morning.

Noelle Grainger: Two questions, the first is, you know, your comparisons get a lot tougher. Can you talk about the trend over the futures period, given the really strong number you reported? And then the second question would be back to Europe. You made a comment, I think, last quarter, about looking to diversify away from football and drive the business more broadly. And I was hoping that maybe Mark or Charlie could elaborate a little bit on, you know, the initiatives around that, and kind of where you stand.

Don Blair: Yes, with respect to the trending, Noelle, there's a little bit stronger futures in the first half of that window, so that would be in our second quarter, but, you know, that doesn't necessarily translate exactly in to revenues. As we talk about on every call, you can't necessarily match the two up. But just to layout a couple of the issues here, certainly the U.S. region was posting stronger numbers in the second half last year, so we're going to have to lap over that.
Foreign exchange comparisons get a little tougher as well, you know, as we go in to the second half of the year. And so those are going to be key elements.

And then, we also just talked about Europe, where we had a little bit of the second quarter moving in to the first, so you need to take those items in to account as well.

Noelle Grainger:  OK.  Thank you.

Mark Parker: Yes, and this is Mark. I'll comment on the diversification in Europe beyond football. I mean obviously, we've focused on football, and I've seen some tremendous success in our position in Europe. And that focus will continue to be there.

Obviously, we have a major sight set on Berlin in '06, and we're going to continue our momentum in the football area. That being said, we also realized, I think, for the strength of our European business overall, we really need to make sure that we can focus on some of the other key categories, such as running, women's overall and women's particularly in the fitness and training area. The active business, you know, making sure that between sport and active we've got a good balance there. We feel really good about our position; at least we're trying to develop right now. And then, even sports like basketball which are seen as being U.S. centric, but really basketball is becoming much more of an international sport, and some of the European players coming in to the U.S. It's really starting to get much more attention over there.

So we really fully intend to take advantage of that opportunity as well. But we really feel like our long-term success in Europe, and continued growth is going to be based on diversifying beyond our more singular focus on football.

Noelle Grainger:  OK.  Thanks so much.

Pam Catlett:  Thanks, Noelle.

Operator:  Our next question comes from Jeffrey Edelman with UBS.

Jeffrey Edelman: Thank you, good morning. My first question relates to your retail business. Could you give us the sense today, how much that represents of your total sales at this point? And what were the overall comps for the group?

Don Blair: Well Jeff, the worldwide our retail sales a little over 10 percent of our total revenue. And, you know, the group is obviously very complex. I mentioned earlier on my prepared remarks, that the Niketowns in the U.S. were up nine percent, comp store numbers in the first quarter. In the U.S. our factory store results have been somewhat less robust. And frankly, the major issue is lack of inventory. I mean our inventory in the U.S. is so tight that even our factory outlet stores don't have quite as much product as they've had in previous years, so that's a little bit of a good news circumstance for the overall business, but a little tough on the factory stores.

You know, with respect to the other regions, you know, generally retail has been performing pretty well, but it's also relative to the markets that we're in. So, you know, Charlie talked about some of the challenges in the U.K. and some of the competition on the high streets in Western Europe, we've definitely seen that in Nike retail as well. The strength we've seen in Asia has been reflected in Nike retail, so, you know, it's really market specific.

Jeffrey Edelman: OK. Good. And secondly, my question has to do with the comments you made about investing in the product value relationship in Europe. It appears as if all of the athletic footwear companies selling into Europe have had this big benefit from buying in China and could this be the beginning of some of the passing off ultimately of some of those savings that you've been able to realize? Because it appears to have taken place in a lot of apparel categories throughout Europe?

Mark Parker: Well first of all, it's not necessarily all about sourcing in the sense that we've sourced from Asia for quite a long time, and we source apparel from all over the world, including some of the places in Europe and Asia. I think the foreign exchange situation has definitely effected the economics in Europe. And, you know, with the strengthening of the euro, that has meant that, you know, people's margins in Europe have definitely expanded.

You know, our belief as we've said, many times, Jeff is that the value equation is not just a function of price; it's also a function of the value of the product or the features in the product that the consumer gets. And so, you know, our approach to investing in the value equation is not about rolling back prices across aboard. What it really is about is making sure that there is perceived consumer value at every price point, and with every product category. And that's making sure that you have the right product, with the right features, with the right price point. And, you know, we've made a definite decision in fiscal '05, to make sure that we were doing that aggressively to continue to grow the European market, because we think there's still a lot of growth potential left there. And so we're pulling all of those levers. And the good news is, we're continuing to grow our margins even with that investment.

Jeffrey Edelman:  Right.  OK.  Thank you.

Pam Catlett:  Thanks, Jeff.

Operator:  Our next question comes from Jim Duffy with Thomas Weisel
Partners.

Jim Duffy:  Yes, good morning.

Don Blair:  Good morning.

Pam Catlett:  Hi, Jim.

Jim Duffy: So you now have product in all channels from discount right through the boutiques. Can you provide some commentary on what you're seeing in each of those channels? And any kind of trends that you think may be sustainable or changes you're seeing there?

Mark Parker: Yes, this Mark. I'll start with that. The back-to-school season here, we've seen probably the most balanced success we've had across distribution - channels of distribution in a long-time. I think it's not that we don't have some challenges in there. I think on the apparel side and the active area, we're still seeing some challenges in the bigger department store business. Overall, though, I think we're really focused on our categories in both sport on the active side of our business, and managing distribution better.

So as Charlie said upfront, we're starting to see the, you know, success in terms of, you know, channel by channel business for back to school. So that's - as far as major trends go, I think we're going to continue to really focus on our business by channel in starting to design, I think, product more effectively up front to make sure that we're satisfying the consumers that shop in those channels. But overall, I think, I'd just say that the balance we've had for back-to-school has been the best we've had in a long time.

Jim Duffy: Good. In the prepared remarks, I couldn't help but notice that a lot of your commentary on sporting events, and things that had driven excitement for the brand were kind of respective. How long do you think, you know, this equity that you have built with that is sustainable? And what are some things you see coming down the pipeline that, you know, can continue to fuel that?

Mark Parker: Well we've - as I've said, we've seen great momentum coming off our Olympic efforts in years past. This year, I think, it was our best overall from both a business commercial standpoint and a brand standpoint. And we feel like it's given us great momentum moving in to fiscal year '05.

The buzz off the Olympics, I think, will continue the attention around sports. It will continue not just with the Olympics but the whole, as we said Summer of Sport. So we have lots of opportunities on the product front, to take advantage of that buzz. In footwear, we have Shox. We're in the middle of, you know, which we'll continue to develop some franchise product in that area, across categories. We're in the midst of revamping, re-energizing our whole efforts, so you'll see some pretty exciting product coming in this next year along that line.

A signature product with Michael Vick, LeBron James, Serena
Williams, and others will continue to reenergize those categories. On the apparel side, both on the active business, our women's training and fitness product, men's performance, team sports, we've worked - we're working on a number of technologies that are more accessibly priced to make sure that our mix and product is well balanced. Soccer will continue to energize that category. We have a whole new collection of product called Tiempo which is, you know, on the heels of Total 90.
So we'll continue to see that category, see some great product innovation.

So I think overall, in my time at Nike I've never seen so much great product coming down the pipeline as I do now, moving in to fiscal year '05, and even in to fiscal year '06. So I'm quite bullish on that front.

Charlie Denson: Yes, this is Charlie. I'll just add one other comment to that too. I think, you know, we do talk about events a lot and it does drive a lot of, I think, curiosity and interest from a consumer standpoint, but again, we kind of get out of that mode now, and go back in to that mundane, athletic approach to the, you know, the athletes and the contests that go on on an annual basis. And what that does, and Mark mentioned it too, is the idea that it gives us a chance now to focus on the athlete again, and start to draw on those athlete personalities. And those are some of the things that really give additional dimensions and some accessibility to the brand around the world.

Jim Duffy: Do the events drive a fashion cycle, historically, have you seen that?

Mark Parker: Yes, I think, so. I think the Olympic effort we had, you know, it's a little early to tell what kind of fashion trend might be coming off the Olympics, for example. But I think you'll see closer fitting product. You know, you've seen that in the fashion world, but it's definitely in the sport world with some of the Pro Compression, for example, a little more body fitting product. You'll see that trend, I think, continue through this next year.

And some of that, I'm not sure if Serena Williams outfit will translate into broad commercial sales as an outfit, like the one you saw at the U.S. Open. But we have some great product coming for the Australian Open with Maria Sharapova and Serena as well. We have every intent to make sure that what we do on the court, on the field really translates in to commercial success, both in performance and then through the active business as well.

Jim Duffy:  Very good.  Thanks for your time.

Pam Catlett: Hey, Jim, I do want to just point out that Charlie was being tongue in cheek with his comment about mundane athlete performances. Just for the record.

Jim Duffy:  Right.  I understand.

Pam Catlett:  OK, Stephanie, we'll take one more question.

Operator: Thank you. Our last question comes from Robert Toomey with RBC Dain Rauscher.

Robert Toomey: Good morning. I just want to get a better understanding, if you could spend a minute or two talking about your long-term strategies for both Converse and Starter. I know you answered a question earlier about Starter, but I'm not totally clear how you're going to leverage that business. And I wondered if you could just expand a little bit on your strategies for both of those. And where you expect the growth to come from? Thank you.

Charlie Denson: Yes, this is Charlie. I think we're also with Converse right now; Converse is having a great performance around the world. Don mentioned a little bit about the fact that most of the international business is a licensed business. And we do not own the Converse business in Japan. So there's still a lot of upside there. It's primarily a footwear business. And I think there's some opportunities to expand the product range under that product range, and certainly the distribution around the world. So that's something that we think and talk a lot about there.

I think from a Starter standpoint, as I said, we're very early in the process as we evaluate our opportunities and what our priorities are in developing there. It is primarily an apparel brand. And so, there would be some obvious opportunities that we can pursue in footwear that we're looking at as well.

And so - and I don't want to venture out into an international proposition around that, right now. It's very early in the stages of development of the business. And we will keep you guys abreast of the decisions that we make as we go forward.

Mark Parker: Yes, this is Mark. I'll just add, you know, the fact is we, as Charlie mentioned in his prepared remarks, we have a pretty robust portfolio of Nike, Inc. brands, both footwear and apparel. So we're in a great position to really take advantage of the opportunities those brands represent.

There's a lot of design, and technology that's developed within Nike. And we really feel like we're in a position to feed that design and technology to different brands, being respectful that each of these brands is different as a different position, different distribution. But the fact is that the Nike product machine, design development machine, can really, I think, exploit opportunity more effectively across such a great portfolio of brands. So we're quite bullish frankly.

And on the international front, I wouldn't as Charlie said, make any predictions in the short-term. But certainly, in the long-term, that's going to be more of a part of the future of our other non-Nike brands.

Don Blair: And Bob, just to clarify too from a financial standpoint, Starter operates largely on a license model as well. So it is a model that will not necessarily generate large amounts of revenue, but obviously has a very high flow through of the profitability. So just in terms of managing your expectations in terms of how that business will develop in our financial results, you don't necessarily see it as much on the top line as you will on the bottom line.

Robert Toomey: OK. So will the Nike brand be marketed through Starter? Or would you overlap the brands? I'm not clear on that.

Mark Parker: No. Nike brand and Starter are completely separate brands and will not overlap.

Robert Toomey:  OK.  Great.  Thank you.

Pam Catlett: All right. Thanks everybody for joining us today. We wanted to just remind you that we're heading to our annual meeting of shareholders here this morning. So any follow up questions we'll do our best to get back to you, but it will probably be later this afternoon. OK. Thanks very much. Have a great day.

Operator: This does conclude today's teleconference. Thank you for your participation. You may now disconnect.